Exhibit 10.10

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT(the “Agreement”) is made and entered into as of the 20th day of January, 2012 (the “Effective Date”), between SimplePons, Inc., a Delaware corporation, whose principal place of business is 2200 Congress Park Drive, Suite 304, Delray Beach, FL  33445 (the “Company”) and Wei-Ken Seto, an individual whose mailing address is __________________________________ (the “Executive”).

RECITALS

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company and to enter into a formal employment agreement for the benefit and protection of all of the parties.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Executive do hereby agree as follows:

1.       Recitals.  The above recitals are true, correct, and are herein incorporated by reference.

2.   Employment.  The Company hereby employs the Executive as the Company’s Chief Operating Officer, and the Executive hereby accepts employment, upon the terms and conditions hereinafter set forth.

3.   Duties and Responsibilities.  During the term of this Agreement, the Executive shall serve as Chief Operating Officer of the Company, shall have all power and authority inherent in to the office of Chief Operating Officer.  The Executive shall report to the Chief Executive Officer of the Corporation.

4.   Term.  The Term of employment hereunder will commence on the Effective Date and end on January 20, 2015 and such term shall automatically be extended for successive one (1) year terms thereafter unless the Corporation or the Executive has provided notice of non renewal at least sixty (60) days prior to January 20, 2015.  For purposes of this Agreement, the Term (the “Term”) shall include the initial term and all renewals thereof.

5.   Compensation and Benefits.

a.           Salary.  During the Term of this Agreement, the Executive shall be paid an initial base salary (the “Base Salary”), payable bi-weekly, at an annualized rate of One Hundred Fifty Thousand Dollars ($150,000). The amount of the Base Salary may be increased from time to time at the sole discretion of the Board of Directors.

b.           Stock Options.  As additional compensation hereunder, the Company shall previously grant the Executive options (the “Options”) under its 2011 Equity Compensation Plan to purchase 3,000,000 shares of restricted common stock of the Company, with an exercise price of $0.75 per share, which such Options shall vest quarterly beginning on August 1, 2012 over three (3) years.  Upon vesting, the Options will be exercisable for a period of five (5) years.

c.           Executive Benefits.  The Executive shall be entitled to participate in all benefit programs of the Company currently existing or hereafter made available to executives and/or other salaried employees, including, but not limited to, pension and other retirement plans, group life insurance, hospitalization, surgical and major medical coverage, sick leave, disability and salary continuation, vacation and holidays, cellular telephone and all related costs and expenses, long-term disability, and other fringe benefits.

d.           Vacation.  The Executive shall be entitled to three (3) weeks paid vacation during each year of the Term of this Agreement and to utilize such vacation as the Executive shall determine; provided however, that the Executive shall evidence reasonable judgment with regard to appropriate vacation scheduling.

e.           Business Expense Reimbursement.  During the term of employment, the Executive shall be entitled to receive proper reimbursement for all reasonable, out-of-pocket expenses incurred by the Executive (in accordance with the policies and procedures established by the Company for its senior executive officers) in performing services hereunder, provided the Executive properly accounts therefor.

6.    Consequences of Termination of Employment.

a.           Death.  This Agreement and the Executive’s employment hereunder shall be terminated by the death of the Executive.  In the event of the death of the Executive during the Term, the Base Salary shall be paid to the Executive’s designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Executive, for three (3) months from the date of the Executive’s death and all vested but unexercised Options shall remain exercisable by the Executive’s designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Executive, through the term of such Option.

b.           Disability.

i.           In the event of the Executive’s disability, as hereinafter defined, the Executive shall be entitled to compensation in accordance with the Company’s disability compensation practice for senior executives, including any separate arrangement or policy covering the Executive, but in all events the Executive shall continue to receive the Executive’s Base Salary for a period, at the annual rate in effect immediately prior to the commencement of disability, through the date on which the disability has been deemed to occur as hereinafter provided below, and for a period of three (3) months thereafter, all granted but unvested Options shall immediately vest and all vested but unexercised Options shall remain exercisable by the Executive through the term of such Option.  Any amounts provided for in this Section 6(b) shall not be offset by other long-term disability benefits provided to the Executive by the Company.

ii.           ”Disability,” for the purposes of this Agreement, shall be deemed to have occurred in the event (A) the Executive is unable by reason of sickness or accident, to perform the Executive’s duties under this Agreement for an aggregate of sixty (60) days in any consecutive six (6) month period or (B) the Executive has a guardian of the person or estate appointed by a court of competent jurisdiction.  Termination due to disability shall be deemed to have occurred upon the first day of the month following the determination of disability as defined in the preceding sentence.

iii.           Anything herein to the contrary notwithstanding, if, following a termination of employment hereunder due to disability as provided in the preceding paragraph, the Executive becomes reemployed, whether as an Executive or a consultant to the Company, any salary, annual incentive payments or other benefits earned by the Executive from such reemployment shall offset any salary continuation due to the Executive hereunder commencing with the date of re-employment.

c.           Termination by the Company for Cause.

i.           Nothing herein shall prevent the Company from terminating Employment for “Cause,” as hereinafter defined.  The Executive shall continue to receive the Base Salary the in effect only for the period through the date of such termination and any vested Options shall remain exercisable pursuant to the terms of the Company’s 2011 Equity Compensation Plan.  Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

ii.           ”Cause” shall mean and include those actions or events specified below in subsections (A) through (D) to the extent the same occur, or the events constituting the same take place, subsequent to the date of execution of this Agreement:  (A) committing or participating in an injurious act of, gross neglect or embezzlement against the Company; (B) committing or participating in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company, monetarily or otherwise; (C) engaging in a criminal enterprise involving moral turpitude; or (D) the Executive being charged with or a conviction of an act or acts constituting a felony under the laws of the United States or any state thereof.  Any other termination shall be deemed a termination “Other than for Cause.”

iii.           Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination stating that the Executive committed one of the types of conduct set forth in this Section 6(c) contained in this Agreement and specifying the particulars thereof and the Executive shall be given a fifteen (15) day period to cure such conduct, if possible.  The Executive shall be entitled to receive his entire compensation during such notice period.

d.           Termination by the Company Other than for Cause. The foregoing notwithstanding, the Company may terminate the Executive’s employment for whatever reason it deems appropriate:

i.           at any time prior to July 20, 2012, in which event the Executive shall be entitled to the same rights and benefits as provided in connection with a termination for Cause as provided in Section6(c); or

ii.           at any time on or after July 20, 2012, provided, however, that in the event such termination is not based on Cause, as provided in Section 6(c) above, the Company may terminate this Agreement upon giving one (1) months’ prior written notice.  During such one (1) month period, the Executive shall continue to perform the Executive’s duties pursuant to this Agreement, and the Company shall continue to compensate the Executive in accordance with this Agreement.  On the date of termination the Executive will receive a lump sum equal to three (3) months of the then current Base Salary and all vested but unexercised Options shall remain exercisable by the Executive through the term of such Options.

e.           Voluntary Termination.  In the event the Executive terminates the Executive’s employment on the Executive’s own volition prior to the expiration of the Term of this Agreement, including any renewals thereof, such termination shall constitute a voluntary termination and in such event the Executive shall be limited to the same rights and benefits as provided in connection with a termination for Cause as provided in Section 6(c).

7.    Restrictive Covenant and Non-Disclosure of Information.

a.           Restrictive Covenant.  The Executive acknowledges and recognizes the highly competitive nature of the Company’s business and the goodwill, continued patronage, and specifically the names and addresses of the Company’s Clients (as hereinafter defined) constitute a substantial asset of the Company having been acquired through considerable time, money and effort.  Accordingly, in consideration of the execution of this Agreement, in the event the Executive’s employment is terminated by reason of disability pursuant to Section 6(b) or for Cause pursuant to Section 6(c) or if the Executive voluntarily terminates this Agreement pursuant to Section 6(e), then the Executive agrees that during the Restricted Period and within the Restricted Area, the Executive will not, directly or indirectly, solicit, induce or influence any of the Company’s Clients which have a business relationship with the Company at the time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company.

b.           Non-Disclosure of Information.  In the event Executive’s employment has been terminated pursuant to either Section 6(b) or Section 6(c) hereof, Executive agrees that, during the Restricted Period, Executive will not knowingly use or disclose any Proprietary Information of the Company for the Executive’s own purposes or for the benefit of any entity engaged in Competitive Business Activities.  As used herein, the term “Proprietary Information” shall mean trade secrets or confidential proprietary information of the Company which are material to the conduct of the business of the Company.  No information can be considered Proprietary Information unless the same is a unique process or method material to the conduct of the Company’s business, or is a customer list or similar list of persons engaged in business activities with Company, or if the same is otherwise in the public domain or is required to be disclosed by order of any court or by reason of any statute, law, rule, regulation, ordinance or other governmental requirement.  Executive further agrees that in the event his employment is terminated pursuant to Sections 6(b) or 6(c) above, all Documents in his possession at the time of his termination shall be returned to the Company at the Company’s principal place of business.

c.           Documents.  “Documents” shall mean all original written, recorded, or graphic matters whatsoever, and any and all copies thereof, including, but not limited to:  papers; books; records; tangible things;

correspondence; communications; telex messages; memoranda; work-papers; reports; affidavits; statements; summaries; analyses; evaluations; client records and information; agreements; agendas; advertisements; instructions; charges; manuals; brochures; publications; directories; industry lists; schedules; price lists; client lists; statistical records; training manuals; computer printouts; books of account, records and invoices reflecting business operations; all things similar to any of the foregoing however denominated.  In all cases where originals are not available, the term “Documents” shall also mean identical copies of original documents or non-identical copies thereof.

d.           Company’s Clients.  The “Company’s Clients” shall be deemed to be any partnerships, corporations, professional associations or other business organizations with whom the Company has conducted business.

e.           Restrictive Period.  The “Restrictive Period” shall be deemed to be six (6) months following termination of the Executive’s employment with the Company.

f.           Restricted Area.  The “Restricted Area” shall be within a three hundred (300) mile radius of the Company’s principal office at the time of termination.

g.           Competitive Business Activities.  The term “Competitive Business Activities” as used herein shall be deemed to mean the business of the Company at the time of termination.

h.           Covenants as Essential Elements of this Agreement.  It is understood by and between the parties hereto that the foregoing covenants contained in Sections 7(a) and (b) are essential elements of this Agreement, and that but for the agreement by the Executive to comply with such covenants, the Company would not have agreed to enter into this Agreement.  Such covenants by the Executive shall be construed to be agreements independent of any other provisions of this Agreement.  The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties shall not constitute a defense to the enforcement of such covenants against the Executive.

i.           Survival After Termination of Agreement.  Notwithstanding anything to the contrary contained in this Agreement, the covenants in Sections 7(a) and (b) shall survive the termination of this Agreement and the Executive’s employment with the Company.

j.           Remedies.

i.           The Executive acknowledges and agrees that the Company’s remedy at law for a breach or threatened breach of any of the provisions of Section 7(a) or (b) herein would be inadequate and a breach thereof will cause irreparable harm to the Company.  In recognition of this fact, in the event of a breach by the Executive of any of the provisions of Section 7(a) or (b), the Executive agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, all rights of the Executive to payment or otherwise under this Agreement and all amounts then or thereafter due to the Executive from the Company under this Agreement may be terminated and the Company, without posting any bond, shall be entitled to obtain, and the Executive agrees not to oppose the Company’s request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.

ii.           The Executive acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of Section 7(a) or (b) and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting any form of competition with the Company. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

8.            Indemnification.  The Executive shall continue to be covered by the Certificate of Incorporation and/or the Bylaws of the Company with respect to matters occurring on or prior to the date of termination of the Executive’s employment with the Company, subject to all the provisions of Delaware and Federal law and the Certificate of Incorporation and Bylaws of the Company then in effect. Such reasonable expenses, including attorneys’ fees, that may be covered by the Certificate of Incorporation and/or Bylaws of the Company shall be paid by the Company on a current basis in accordance with such provision, the Company’s Certificate of Incorporation and Delaware law. To the extent that any such payments by the Company pursuant to the Company’s Certificate of Incorporation and/or Bylaws may be subject to repayment by the Executive pursuant to the provisions of the Company’s Certificate of Incorporation or Bylaws, or pursuant to Delaware or Federal law, such repayment shall be due and payable by the Executive to the Company within three (3) months after the termination of all proceedings, if any, which relate to such repayment and to the Company’s affairs for the period prior to the date of termination of the Executive’s employment with the Company and as to which Executive has been covered by such applicable provisions.

9.            Withholding.  Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.  In lieu of withholding such amounts, the Company may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation.

10.          Notices.  Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of the Executive to the Executive’s last place of business or residence as shown on the records of the Company, or in the case of the Company to its principal office as set forth in the first paragraph of this Agreement, or at such other place as it may designate.

11.          Waiver.  Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement.  No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

12.          Completeness and Modification.  This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Employment Agreement.  This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.

13.          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

14.          Binding Effect/Assignment.  This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns.  This Agreement shall not be assignable by the Executive but shall be assignable by the Company in connection with the sale, transfer or other disposition of its business or to any of the Company’s affiliates controlled by or under common control with the Company.

15.          Governing Law.  This Agreement shall become valid when executed and accepted by Company.  The parties agree that it shall be deemed made and entered into in the State of Florida and shall be governed and construed under and in accordance with the laws of the State of Florida.  Anything in this Agreement to the contrary notwithstanding, the Executive shall conduct the Executive’s business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city or other political subdivision in which the Executive is located.

16.          Further Assurances.  All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

17.          Headings.  The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

18.          Survival.  Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

19.          Severability.  The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

20.          Enforcement.  Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys’ fees at all trial and appellate levels, expenses and costs.

21.          Venue.  The Company and the Executive acknowledge and agree that the 15th Judicial Circuit of Florida shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

22.          Construction.  This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

23.          Role of Counsel.  The Executive acknowledges his understanding that this Agreement was prepared at the request of the Company by Schneider Weinberger, LLP, its counsel, and that such firm did not represent the Executive in conjunction with this Agreement or any of the related transactions.  The Executive, as further evidenced by his signature below, acknowledges that he has had the opportunity to obtain the advice of independent counsel of his choosing prior to his execution of this Agreement and that he has availed himself of this opportunity to the extent he deemed necessary and advisable.

THE EXECUTIVE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, THE EXECUTIVE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement as of date set forth in the first paragraph of this Agreement.

THE COMPANY

SIMPLEPONS, INC.

By: /s/ Richard A. Miller
Richard A. Miller, Chief Operating Officer

THE EXECUTIVE

/s/ Wei-Ken Seto
Wei-Ken Seto